Exhibit 10.23

PRIVATE DEED INSTRUMENT OF THE SECOND ISSUANCE OF SIMPLE DEBENTURES, NOT CONVERTIBLE INTO SHARES, IN SINGLE SERIES, UNSECURED TYPE, WITH A PERSONAL GUARANTEE, FOR PUBLIC DISTRIBUTION WITH RESTRICTED PLACEMENT EFFORTS BY VOTORANTIM CIMENTOS S.A.

JUCESP PROTOCOL

0.898.563/10-0

For this particular instrument, the parties described below:

VOTORANTIM CIMENTOS S.A., a corporation privately held, with headquarters in the City of São Paulo, State of São Paulo, at the Praça Prof. Jose Lannes, No. 40, 9° andar, registered under CNPJ / MF No. 01.637.895/0001-32, herein represented pursuant to its Bylaws (the “Issuer”);

SLW CORRETORA DE VALORES E CÂMBIO LTDA., (SLW SECURITIES BROKERAGE AND FOREIGN EXCHANGE LTD.), a limited liability company, headquartered in the City of São Paulo, State of São Paulo, at Rua Dr. Renato Paes de Barros, No. 717, 6° and 10° andares, registered under CNPJ/MF No. 50.657.675/0001-86 (“Trustee”), herein represented pursuant to its Articles of Association, named herein to represent, before the Issuer, the communion the interests of Holders of this issue (“Holders”), pursuant to Law No. 6,404, dated December 15, 1976, as amended (“Corporations Law”);

And further, as intervening guarantor,

VOTORANTIM INDUSTRIAL S.A., a privately held corporation, with headquarters in the City of São Paulo, State of São Paulo, at Rua Amauri, No. 255, 13° andar, conj. “A”, registered under CNPJ / MF No. 03.407.049/0001-51, herein represented pursuant to its Bylaws (“Intervening Guarantor” and, together with Issuer and the Trustee, the “Parties”);

Enter into this “Private Deed of the 2nd Issue of Simple Debentures, Not Convertible into Shares, in Single Series, Unsecured, with Personal Guarantee for Public Distribution with Restricted Placement Efforts, by Votorantim Cimentos S.A.” (“Deed”, “Issue” and “Debentures”, respectively), under the terms and conditions below.

1.	AUTHORIZATION

1.1 This Deed is entered into based on the resolution of the Extraordinary General Meeting of the Issuer held on September 27, 2010 (“EGM”) under Article 50 of the Corporations Law. The Deposit (as defined below) provided by the Intervening Guarantor was authorized at a meeting of the Board of Directors of the Intervening Guarantor held on September 27, 2010 (“RCA Guarantor”), pursuant to Article 12, item (xvi) of its Bylaws.

2.	REQUIREMENTS

2.1 The Issue shall be carried out in compliance with the following requirements:

2.1.1 Archiving and Publishing of the Resolutions

2.1.1.1 The minutes of the EGM dealt with under Clause 1.1 above will be filed with the Board of Trade of the State of São Paulo (“JUCESP”) and published in the Official Gazette of the State of São Paulo and in the newspaper Diario do Commercio, pursuant to Article 62, item 1 of the Corporations Law.

2.1.2 Registration of the Deed

2.1.2.1 This Deed and any amendments thereto shall be registered with JUCESP, in accordance with the provisions of Article 62, II, and Paragraph 3 of the Corporations Law.

2.1.2.2 Due to the Deposit (as defined below) dealt with in Clause 4.11.1, this Deed will be registered in the appropriate Registry of Deeds and Documents located in the City of São Paulo, State of São Paulo, under of Clause 4:11:11 below.

2.1.3 Registration with the Securities and Exchange Commission (“CVM”)

2.1.3.1 This Issue is automatically exempt from distribution registration with the CVM, pursuant to Article 6 of CVM Instruction No. 476, dated January 1, 2009 (“CVM lnstruction 476”), for the case of a public offer securities with restricted distribution.

2.1.4 Registration in ANBIMA - Brazilian Association of Financial and Capital Market Bodies (“ANBIMA”)

2.1.4.1 This Issue shall not be registered in ANBIMA for being a public offering of securities with restricted distribution and for not having a prospectus pursuant to paragraph 1 of article 25 of ANBIMA’s Regulation and Best Practices for Public Offers of Distribution and Acquisition of Securities.

3.	FEATURES OF THE ISSUE

3.1 Purpose of the Issuer

3.1.1 The Issuer’s purpose is: the research, mining, exploration and exploitation of mineral deposits in general, production, road transport, distribution, import, export and trade in general of cement, lime, mortar, gypsum, their raw materials and by-products, related or correlated, fertilizers and soil additives, artifacts cement and its derivatives, related or correlated, the generation of electricity for use in the actual industrial facilities and eventual marketing of surpluses, concreting services and other activities related to their field of business, the provision of services relating to construction, supervision, research, exploitation of the field projects and carrying out any civil engineering jobs, in all its technical and economic ways, on their own or third parties, under contract or management, renting, free lease and leasing of real estate, management and exploitation of forestry projects, as well as being engaged in import and export of materials, machines and equipment for construction and provide technical assistance to companies operating in the same field of business, the provision of specialized services and brokerage business related to its purpose, the provision of business management services, economic feasibility analysis of investment and exploration projects in the area of cement, lime, construction materials in general and other corollaries, with its participation not being prohibited in other companies as a shareholder or partner.

3.2 Issue Number

3.2.1 Given that on August 31, 2010 the Issuer incorporated its wholly owned subsidiary, namely Votorantim Cimentos Brasil S.A., until then stock company held, registered under CNPJ/MF No. 00.806.535/0001-54, which on December 11, 2009 held its first issue of debentures, according to “Private Deed of First Issue of Simple Debentures, Non-Convertible in Shares, without Collateral and without Preference, with Personal Guarantee, for Public Distribution with Restricted Placement Efforts, by Votorantim Cimentos Brasil S.A” filed in JUCESP on December 17, 2009 under No. ED000476-5/000, for all purposes, this is the 2nd (second) public issuance of debentures by the Issuer.

3.3 Series Number

3.3.1 The Issue will be conducted in a single series.

3.4 Amount of Issue

3.4.1 The total amount of the Issue will be R $1,000,000,000.00 (one billion Brazilian reais) on the Issue Date (as defined below).

3.5 Amount of Debentures

3.5.1 1,000 (one thousand) Debentures shall be issued.

3.6 Bank Trustee and Custodian Agent

3.6.1 The bank trustee and custodian agent of this Issue will be Banco Bradesco SA, located in the city of Osasco, State of São Paulo, in the Cidade de Deus, s/n (no number), registered under CNPJ/MF No. 60.746.941/0001-12 (“Bank Trustee” and “Custodian Agent” respectively).

3.7 Destination of Resources

3.7.1 The funds raised through this Issue shall be used for investments in fixed assets, on working capital and debt reshaping of the Issuer.

3.8 Issue Limit

3.8.1 The Issue meets the issue limit set forth in Article 60, main section, of the Share Companies Act, provided that (i) the share capital of the Issuer on the Issue Date (as defined below), is R$2,089,722,158.20 (two billion, eighty-nine million, seven hundred and twenty two thousand, one hundred and fifty-eight reais and twenty cents), (ii) the total amount of this Issue is (R$1,000,000,000.00 one billion reais), and (iii) the total outstanding amount of debentures in circulation regarding the 1st issue of the Issuer, pursuant to Clause 3.2.1 above, is R$1,000,000,000.00 (one billion reais).

3.9 Registration for the Distribution and Business

3.9.1. The Debentures shall be registered (i) for distribution in the primary market through the SDT - Securities Distribution Module (“SDT”), and (ii) for trading on the secondary market through the SND - National Debentures Module (“SND”), both managed and operated by CETIP S.A. – Organized of Derivatives and Assets (“CETIP”) and electronic custody of the Debentures and financial settlement carried out by CETIP.

3.9.2 The Debentures may only be traded in the OTC over the counter market organized and unorganized after the expiration of 90 (ninety) days of its subscription or acquisition by the investor, pursuant to Articles 13 and 14 of CVM Instruction 476. Only qualified investors, as defined in CVM Instruction No. 409, dated August 18, 2004, as amended (“CVM Instruction 409”), and subject to the provisions of Article 4 of CVM Instruction 47, may acquire the Debentures, subject to the provisions of paragraph 1 of Article 15 of CVM Instruction 476.

3.9.2.1 As defined by Instruction CVM 409, Qualified Investors are (i) financial institutions; (ii) insurance companies and capitalization companies; (iii) open and closed supplementary pension funds bodies; (iv) individuals or legal entities that have financial investments in excess of R$ 300,000.00 (three hundred thousand reais) and that, additionally attest in writing their qualified investor condition by actual term (v) investment funds directed exclusively to qualified investors; (vi) portfolio managers and securities consultants authorized by the CVM, in relation to their own resources; and (vii) actual social security schemes instituted by the Federal Government, the States, the Federal District or by Municipalities (collectively, “Qualified Investors”).

3.9.2.2 In accordance with CVM Instruction 476 and for the purposes of this Issue: (i) all investment funds shall be considered Qualified Investors, even if intended for non qualified investors; and (ii) the individuals and corporations referred to in item (iv) of Clause 3.9.2.1 above shall subscribe for or acquire, in the area of Issuance, Debentures in the amount of at least R$ 1,000,000.00 (one million reais).

3:10 Placement and Distribution Procedure

3.10.1 The Debentures shall be offered to public distribution, with restricted distribution, under the firm guarantee, with intermediation from the Banco Bradesco BBI SA (“lntermediary Institution”), financial institution belonging to the distribution system of securities through the SDT module, managed and operated by the CETIP, and intended exclusively for subscription, a maximum of 20 (twenty) Qualified Investors, in compliance with Article 3 of CVM lnstruction 476 and the terms and conditions of the “Private Deed of Coordination, Placement and Distribution with Restricted Efforts, of Simple Debentures, Non-Convertible in Shares, in Single Series, Unsecured without Collateral, with Firm Guarantee for Public Distribution of the 2nd Issue by Votorantim Cimentos Brasil S.A” (“Placement Agreement”).

4.	CHARACTERISTICS OF DEBENTURES

4.1. Basic Features

4.1.1 Nominal Unit Amount

4.1.1.1 The nominal unit amount of the Debentures shall be R$1,000,000.00 (one million reais) on the Issue Date (as defined below) (“Nominal Amount” or “Nominal Unit Amount”).

4.1.2 Issue Date

4.1.2.1 For all legal purposes, the date of issue of the Debentures shall be October 5, 2010 (“Issue Date”).

4.1.3 Term and Expiration Date

4.1.3.1 The final maturity of the Debentures shall occur at the finish of the term of 10 (ten) years from the Issue Date, maturing therefore, on October 5, 2020 (“Maturity Date”), except in the event of early maturity provided for in Clause 5.3 below. At the time of maturity, the Issuer undertakes to make payment of the Debentures that are still outstanding by the balance of its Nominal Unit Value plus Compensatory Interest payable (as defined below), calculated as provided in this Deed.

4.1.4 Form and Issuance of Certificates

4.1.4.1 The Debentures shall be issued in registered and deed form, without the issuance of certificates.

4.1.5 Proof of Ownership of Debentures

4.1.5.1 For all purposes, ownership of the Debentures shall be evidenced by the statement of the deposit account of Debentures issued by the Registrar Agent. Additionally, it shall be recognized as proof of ownership of Debentures electronically kept in the SND, statement on behalf of the Debenture holder, issued by the CETIP.

4.1.6 Type

4.1.6.1 The Debentures shall be unsecured, without a real guarantee or preference, with a personal guarantee.

4.1.7 Convertibility

4.1.7.1 The Debentures shall be simple and are not convertible into issue shares of the Issuer.

4.2 Subscription

4.2.1 Subscription Period

4.2.1.1 The Debentures shall be subscribed and paid for on a single day, at any time within a period of up to 10 (ten) days from the start date of distribution.

4.2.2 Subscription Price

4.2.2.1 The subscription price of the Debentures shall be its Nominal Unit Value.

4.3 Payment and Form of Payment

4.3.1 The Debentures shall be paid in cash, in local currency, upon subscription, in accordance with Clause 4.2.1.1 above, according to the settlement rules applicable to CETIP.

4.4 Right of First Refusal

4.4.1 There is no right of refusal by the existing shareholders of the Issue in subscribing of Debentures.

4.5 Updating the Nominal Value

4.5.1 There will be no update of the Face Value of the Debentures.

4.6 Remuneration

4.6.1 Compensatory Interest

4.6.1.1 The Debentures shall have right to the payment of compensatory interest corresponding to the accumulated variation of 113.95% (one hundred and thirteen point nine five percent) of the average rates of daily DI rates - Interbank Deposits of one day, Over Extra -Group (“DI Rates”), expressed as an annual percentage rate, based on 252 (two hundred and fifty two) working days, calculated and published daily by CETIP in the daily information bulletin, published on its page on the Internet (http://www.cetip.com.br), calculated exponentially and cumulatively, pro rata by working days elapsed, applied to the Nominal Unit Value of each Debenture, from the date of the first subscription and payment of the Debentures, according to Clause 4.2.1.1 above, until the date of payment of compensatory interest, according to Clause 4.6.1.2 below (“Compensatory Interest”).

4.6.1.2 The Compensatory Interest Period corresponding to the Capitalization Period (as defined below) shall be paid every six months from the Issue Date, on October 5 and April 5 of each year until the Maturity Date of the Debentures, or if these are not business days, the next business day, as applicable, and the 1st (first) payment of Compensatory Interest shall occur on April 5, 2011.

4.6.1.3 The Compensatory Interest shall be calculated according to the following formula:

J = VNe x (FatorDl-1)

wherein:

“J” corresponds to the unit value of the interest due at the end of each Capitalization Period, calculated with 6 (six) decimal places without rounding;

“VNe” corresponds to the Nominal Value of the Debenture issue, informed / calculated with 6 (six) decimal places, without rounding;

“DI Factor” corresponds to the product of the DI Rates - Over, using the percentage applied, from the date of commencement of the Capitalization Period, including, until the date of calculation, exclusive, calculated with 8 (eight) decimal places, with rounding, calculated as follows:

wherein:

“Capitalization Period” corresponds to the period of time that begins on the effective date of subscription and payment of the Debentures, in the case of the first Capitalization Period, or in the expected date of payment of Compensatory Interest immediately preceding, including, in the case of other Capitalization Periods, and ends on the scheduled date of payment of Compensatory Interest for the period in question, exclusive. Each Capitalization Period succeeds the previous one without interruption. The Compensatory Interest corresponding to the Capitalization Periods shall be due on the dates set out in Clause 4.6.1.2 above;

“N” corresponds to the total number of DI Rates - Over, with the letter “n” being an integer;

“P” corresponds to 113.95;

“TDI” corresponds to the DI-Over Rate expresses a day, calculated with 8 (eight) decimal places, with rounding, as follows:

wherein:

“K” corresponds to 1, 2, …, n;

“Dlk” corresponds to the DI-Over Rate published by CETIP, valid for 1 (one) business day (overnight), used with 2 (two) decimal places.

4.6.1.4 For the purposes of calculating Compensatory Interest:

(i) The factor resulting from the expression shall be deemed to 16 (sixteen) decimal places without rounding;

(ii) The daily multiplicand factor is made up by in that each cumulative daily factor, truncates the result with 16 (sixteen) decimal places, applying the next daily factor and so on until the last question;

(iii) Once the factors being accumulated, the factor is considered resulting from the “D1 Factor” product with 8 (eight) decimal places, with rounding; and

(iv) The DI Rates should be used considering the same number of decimal places reported by the agency responsible for its calculation.

4.6.1.5 In the case of temporary unavailability of the DI Rate upon payment of any monetary obligation set forth in this Deed, the same daily rate produced by the last known DI Rate until the date of calculation shall be used in its place, not being due any financial compensation, both for the Issuer or the Debenture Holders, as the subsequent publication of the DI Rate.

4.6.1.6 In the absence of calculation and/or dissemination of the DI Rate for a period exceeding 10 (ten) days of the expected date of its disclosure, or even, in the case of termination by legal or judicial determination, the DI Rate should be replaced by the legally determined substitute. In case there is no legal substitute of the DI Rate, the Trustee shall convene a General Assembly of Debenture Holders (as defined below), to be defined, in agreement with the Issuer, the parameter to be applied. Up until the determination of this parameter, for calculating the amount of any obligations under this Deed, the same daily rate will be used produced by the last known DI Rate until the date of the determination of the General Assembly of Debenture Holders (as defined below).

4.6.1.7 If the DI Rate is disclosed prior to the General Assembly of Debenture Holders (as defined below), such meeting shall no longer be held, and the DI Rate, from its publication, shall be used for the calculation of Compensatory Interest Debentures, with the last remaining DI rate previously known being used until the date of disclosure.

4.6.1.8 If there is no agreement on the substitution rate between the Issuer and the Debenture Holders representing, at least 2/3 (two thirds) of Debentures in circulation, the Issuer shall opt, in its sole discretion, for one of the following alternatives to be established, undertaking to give written notice to the Trustee, within 10 (ten) days from the date of the relevant General Assembly of Debenture Holders (as defined below), which alternative is chosen from:

(i)	The Issuer shall pay off in advance and, hence, shall cancel in advance all of the Debentures in circulation, within 30 (thirty) days from the date of holding the respective General Assembly of Debenture Holders (as defined below), at Face Value unamortized pursuant to this Deed, plus Compensatory Interest due until the date of actual redemption and Default Charges (as defined below), if applicable, and subsequent cancellation, calculated pro rata, from the Issue Date or from the last payment date or capitalization of the Compensatory Interest, as applicable. In this case, to calculate Compensatory Interest applicable to Debentures to be redeemed and therefore canceled, the same daily rate produced by the last known DI Rate shall be used, or

(ii)

The Issuer shall pay off in advance, and hence shall cancel all outstanding Debentures, on a schedule to be set by the Issuer, which shall not exceed the Maturity Date of the Debentures and the repayment dates set out in this Deed. During the period of repayment of the Debentures by the Issuer, the frequency of payment of Compensatory Interest shall continue being that established in this Deed, provided that, until the full redemption of the Debentures, a substitute remuneration rate shall be used to be set by Debenture Holders gathered at a General Assembly of Debenture Holders (as defined below), which should reflect the parameters used in similar operations existing at the time. If the respective substitute rate of the Compensatory Interest is referenced in a period different from the 252 (two hundred and fifty two) working days, this rate should be adjusted to reflect the basis of 252 (two hundred and fifty two) working days used by the DI Rate.

4.7 Renegotiation

4.7.1 There will be no renegotiation of the Debentures.

4.8 Amortization

4.8.1 The nominal value of the Debentures shall be repaid by the Issuer in 3 (three) consecutive installments, on the dates and percentages detailed below, unless the possibility of purchasing optional early, as provided for in Clause 5.1 of this Deed and anticipated total redemption as provided for in Clause 5.2 below.

AMORTIZATION DATE	PERCENTAGE OF THE NOMINAL VALUE OF THE DEBENTURES TO BE AMORTIZED
10/05/2018	20.0000%
10/05/2019	40.0000%
10/05/2020	40.0000%

4.9 Terms of Payment

4.9.1 Place of Payment and Tax Immunity

4.9.1.1 The payments to which the Debentures are entitled shall be made: (i) using the procedures adopted by CETIP for Debentures electronically in the SND; or (ii) in the event the Debentures are not kept electronically in the SND (a) at the head office of the Issuer or the bank Agent, or (b) as appropriate, by the financial institution contracted for this purpose.

4.9.1.2 If any Debenture Holder enjoys any kind of immunity or tax exemption, this must be forwarded to the Bank Agent, with a copy to the Issuer, the documents evidencing such immunity or tax exemption, within the minimum period of 15 (fifteen) working days before the scheduled date of any payment relating to the Debentures, under penalty of having the amounts owed under current tax legislation resulting from the payment of the Debentures held by them, deducted from their income.

4.9.2 Extension of Deadlines

4.9.2.1 The dates for payment of any obligation by either party shall be deemed to be automatically extended, until the next business day if the due date of the related obligation coincides with a national holiday, a Saturday or a Sunday, or when there is no banking in the

City of São Paulo, State of São Paulo, without any increase in the amounts to be paid, except in cases where payments are to be made through CETIP, in which cases they will only be extended when the date of payment of the respective obligation coincides with a Saturday, a Sunday or a national holiday.

4.9.3 Default Charges

4.9.3.1 Notwithstanding Compensatory Interest, in the event of lateness in payment occurring by the Issuer of any financial obligations relating to the Debentures, the debts due and unpaid shall accrue default interest of 1% (one percent) per month, calculated on a pro rata basis from the date of default until the date of actual payment, as well as a non-compensatory fine of 2% (two percent) on the amount due, regardless of notification or judicial or extrajudicial notice, (jointly, “Default Charges”).

4.9.4 Expiration of the Accrued Rights

4.9.4.1 Notwithstanding the provisions of Clause 4.9.3.1 above, the non-attendance of the Debenture holder to receive an amount equal to any financial obligations of the Issuer on the dates specified in this Deed or in a notice published by the Issuer or by the Trustee, shall not give the right to receive Compensatory Interest and/or Default Charges in the period relating to the delay in receiving, being, however, guaranteed the rights acquired up until the date of maturity or of the notice published by the Issuer or by the Trustee.

4.10 Advertising

4.10.1 All notices, dispatch and other acts and decisions arising from this Issue that, in any way, involve the interests of the Debenture Holders, shall be published in the Official Gazette of the State of São Paulo and in the newspaper usually used by the Issuer for their legal publications, as set out in Article 289 of the Corporations Law, subject to the limitations imposed by CVM Instruction 476 regarding publicity of the Issue and the legal deadlines, with the Issuer notifying the Trustee in respect of any publication on the date of its completion.

4:11 Personal Guarantee

4.11.1 To ensure the fulfillment of its financial obligations, principal and accessory, assumed by this Deed, the Intervening Guarantor shall provide surety in favor of the Debenture Holders (“Guarantee”), represented by the Trustee, being bound as guarantor and principal payer of amounts payable under this Deed, as per the terms and conditions below.

4.11.2 The Intervening Guarantor declares itself hereby irrevocably and irreversibly, guarantor and principal payer of the total debt of the Issuer arising from this Issue of Debentures pursuant to this Deed and in accordance with Article 818 of Law No. 10,406, dated January 10, 2002 (“Civil Code”).

4.11.3 The amount of surety is limited to the total amount of obligations inherent to the Issue guaranteed by the Intervening Guarantor, which includes: (i) the Face Value of the Debentures, plus Compensatory Interest and Default Charges, if any, calculated pursuant to this Deed, as well as (ii) all accessories to the principal, including fees of the Trustee, legal expenses and indemnities, if any (“Guaranteed Amount”). Any payment made by the Guarantor in respect of the Guarantee provided herein shall be made free and net, without the deduction of any taxes, duties, fees, contributions of any nature, charges or withholdings, present or future, as well as any interest, fines or other tax liabilities.

4.11.4 The Guaranteed Amount shall be paid by the Intervening Guarantor up until 1 (one) business day after written notification from the Trustee or the holders of the Debentures to the Guarantor, regardless of any claim, legal action, dispute or claim that the Issuer might have or exercise in relation to their obligations. Such notice shall be issued immediately by the Trustee or by the holders of the Debentures upon the occurrence of non-payment by the Issuer of any amount due on the payment dates defined in this Deed or upon early maturity of the Debentures. Payment must be made, outside the sphere of the CETIP, according to the procedures set forth in this Deed, and in accordance with instructions received from the Trustee or the holders of the Debentures.

4.11.5 The Intervening Guarantor expressly waives the benefits of order, rights and powers to dismiss, the nature of any of Articles 366, 827, 834, 835, 836, 837, 838 and 839 of the Civil Code and 595 of Law No. 5,869 dated January 11, 1973 (“Code of Civil Procedure”).

4.11.6 No objection or opposition of the Issuer may, further, be admitted or referred by the Intervening Guarantor for the purpose of being excused from compliance with its obligations of the Debenture Holders.

4.11.7 The Intervening Guarantor shall be subrogated to the rights of the Debenture Holders should it honor, totally or partially, the surety, object of this Clause 4.11 up to the limit of the portion of the debt effectively honored.

4.11.8 This guarantee shall come into force on the Date of Issue of the Debentures and shall remain valid in all its terms, expiring, regardless of notification to the Trustee, with the full payment of the Guaranteed Amount. It is also understood that only from this date shall the Intervening Guarantor be discharged from making any payment under this Deed.

4.11.9 The Intervening Guarantor acknowledges, at the outset, as the deadline established for the purposes of Article 835 of the Civil Code, the date of the full payment of the Guaranteed Amount.

4.11.10 This Guarantee shall be executed and required by the Trustee or by the holders of the Debentures as many times as necessary until the full and effective settlement of the Guaranteed Amount.

4.11.11 Because of the Guarantee provided by the Intervening Guarantor in favor of the Debenture Holders, this Deed shall be registered in the appropriate Registry of Deeds and Documents located in the City of São Paulo, State of São Paulo, in up to 20 (twenty) days from the signature date. Within 5 (five) business days after such filing, the Issuer shall forward to the Trustee an original copy of the duly registered Deed.

5.	OPTIONAL ACQUISITION, ADVANCE REDEMPTION AND ADVANCE SETTLEMENT

5.1 Optional Advance Acquisition

5.1.1 The Issuer may, at any time, subject to the restrictions imposed by CVM Instruction 47, purchase Debentures in circulation on the market, for a price not higher than the Face Value, plus Compensatory Interest and Default Charges, if any, subject to the provisions of Article 55, § 2, of the Corporations Law. The Debentures object of this procedure may (i) be canceled, with the cancellation being subject to the deliberative act of the Issuer, (ii) held in treasury, or (iii) be placed back on the market. The Debentures acquired by the Issuer for remaining in the Treasury, pursuant to this Clause 5.1.1, if and when again placed in the market, shall be entitled to the same pay of the other Debentures still outstanding, subject to the restrictions for negotiation of the Debentures referred to in Clause 3.9.2 above.

5.2 Early Redemption

5.2.1 As of October 6th, 2013, the Debentures may optionally be redeemed, totally or partially, at any time at the discretion of the Issuer by sending or publishing a notice to the Debenture Holders in the journals that the Issuer normally uses for its legal publications 10 (ten) business days in advance, stating: (i) the date; (ii) the amount or number of Debentures to be redeemed; and (iii) any other information relevant to the Debenture Holders. The redemption value shall be equivalent to the Nominal Value or Nominal Value Balance, plus Compensatory Interest and Late Charges, should that be the case, due by the redemption date, plus a premium on the redemption value (“Premium”), as follows:

TERM (COUNTING FROM THE DATE OF ISSUE)	Premium
From October 06, 2013 to October 05, 2014 (inclusive)	0.9000%
From October 06, 2014 to October 05, 2015 (inclusive)	0.8500%
From October 06, 2015 to October 05, 2016 (inclusive)	0.7000%
As of October 06, 2016, should the early redemption be made outside of these principal amortization dates and of the percentages laid out in Clause 4.8.1 above	0.5000%

5.2.2 In the event of a decision for partial early redemption, the allotment criterion will be adopted to be performed in the presence of the Fiduciary Agent along with the disclosure of the results to all Debenture Holders via notification, including that with regard to the rules of allotment in accordance with Article 55, §1 of the Brazilian Corporate Law.

5.2.3 In the case of partial early redemption of the Debentures that are kept electronically in the SND, the operationalization of the partial early redemption will be done by “outright purchasing and sales operation in the secondary market”, since all the qualifying steps of the Debenture Holders associated with this procedure, such as qualification, allotment, calculation, definition of apportionment and of validation of the amounts of Debentures to be redeemed by each Debenture Holder, will take place beyond the scope of the CETIP. Additionally, it is specified that, should the CETIP come to implement another functionality in order to operationalize the partial early redemption, there will be no need to amend this Deed or any other formality.

5.2.4 The CETIP should be notified of the implementation of the total early redemption at least 2 (two) days in advance.

5.3 Early Payment

5.3.1 In the event of automatic early payment

5.3.1.1 In observing the provisions laid out in Clause 8.8 below, the Debenture holders may declare all obligations under this Deed to be automatic and due early, and demand immediate payment on the part of the Issuer of the Unitary Nominal Value of the Debentures, plus Compensatory Interest and Late Charges, should there be any, calculating pro rata temporis as of the subscription date and full payment of the Debenture by the actual payment date, irrespective of notification, interpellation or notice, judicial or extrajudicial, in the occurrence of any of the following events:

(i) (a) request from the Issuer for voluntary bankruptcy or a bankruptcy request that is not eliminated within the deadline; (b) adjudication of bankruptcy of the Issuer; (c) request for judicial or extrajudicial recovery from the Issuer; or (d) liquidation, dissolution or expiration of the Issuer;

(ii) failure on the part of the Issuer to pay the pecuniary obligations owed to the Debenture holders on the due dates, except in cases in which there is a foreseeable, specific remedy period, where applicable.

(iii) noncompliance on the part of the Issuer in any pecuniary obligation regarding the issuance of Debentures and should such noncompliance not be remedied within 45 (forty-five) days of the aforementioned noncompliance, except in cases in which there is a foreseeable, specific remedy period, where applicable;

(iv) declaration of early payment by breach of contract of any debt of the Issuer or of any company controlled by the Issuer and/or of the Co-obligor and of their Subsidiaries (as defined below), including issuances of debentures of individual or aggregate value equal to or greater than US$50,000,000.00 (fifty million dollars) or equivalent value in another currency, in accordance with paragraph 2 of article 243 of the Brazilian Corporate Law;

(v) default, on its respective due date or after the passing of any provided remedy period, on the payment of any of the debts of the Issuer or of any it controls and/or of the Co-obligor and its Subsidiaries (as defined below), in the individual or aggregate amount equal to or greater than US$50,000,000.00 (fifty million dollars) or its equivalent in other currencies, unless non-payment of the debt on its respective maturity date (a) is agreed upon by the corresponding creditor, or (b) is supported by a court ruling obtained by the Issuer;

(vi) res judicata of one or more court rulings, arbitral awards or the issuance of one or more arbitral awards against the Issuer or any it controls and/or the Co-obligor or its Subsidiaries (as defined below) that result(s) or may result, together or separately, in obligation of payment to the Issuer or to any it controls and/or to the Co-obligor or to any Subsidiary (as defined below) of an individual or aggregate value equal to or greater than US$50,000,000.00 (fifty million dollars), or its equivalent in other currencies, unless the value of said obligation is of net value and correct, and over the value and payment of which no resource fits, nor judicial action or embargo that, in any case, suspends implementation, (a) be it paid in accordance with the provisions and due dates established in the ruling(s) or in the arbitral award(s), or (b) be it guaranteed by enough of the Issuer’s assets, surety bond or letter of guarantee in the framework of implementation, provided that, for any of the cases of this subclause (b), it be accepted by a competent court;

(vii) if the Co-obligor no longer possesses, directly or indirectly, at least 51% (fifty and one whole percent) of the Issuer’s common stock, and it secures the right to (a) elect the majority of members of the board or board of directors of the Issuer and, also (b) to direct or guide the Issuer’s operation and directives;

(viii) transformation of the Issuer into a limited partnership, in accordance with articles 220 and 222 of the Brazilian Corporate Law

(ix) should the Debentures and/or the guarantee become invalid, ineffective or unenforceable against the Issuer and/or the Co-obligor, depending on the case, or should the unenforceability of this (these) instrument(s) be challenged by the Issuer and/or by the Co-obligor or, also, should the Issuer and/or the Co-obligor deny responsibility for this instrument;

(x) if the Co-obligor’s EBITDA is greater than 4.0 (four) times, calculated based on the Co-obligor’s consolidated financial statements, where (a) the net debt is equal to the loans and finance account plus the derivative instruments and the debts with parts related to current and non-current liabilities, minus cash accounts, cash equivalents, financial applications, and current and non-current derivative instruments (“Net Financial Debt”), and (b) EBITDA and the profit of the last 2 (two) fiscal semesters (consolidated and unduplicated) before taking out taxes, social security, interest expenses, depreciation and amortization during every term, eliminating the following gains from the calculations: (1) any revenue or net gain (or net loss), any net tax effect of any extraordinary item during the term; (2) any interest revenue during every term; (3) gains or losses in sales of assets (unless assets sold are considered to be the ordinary course of business) during every term; (4) any other “non-cash” items deducted from or included in the calculation of net profit before taxes for each term (except for items that require cash payments or for which provisions or reserves were or are required by generally accepted accounting standards), including gains or losses with exchange variation in financing or foreign exchange rate adjustments or monetary correction; and (5) any revenue or net gain (or net loss) in any transaction in a foreign currency or net monetary positions during every term (“EBITDA”);

(xi) binding guarantee and/or third party self-liquidity mechanisms, except for in cases in which there is prior consent from the Debenture Holders (negative pledge), and except for the Permitted Collateral of the Issuer, of the Co-obligor and of the Subsidiaries (as defined below) described in subclause (ii.A) (a) a (1), of item (xi) of this Clause 5.3.1.1 (in total, “Permitted Collateral”), for the purposes of this Deed:

(i)	subsidiary means any corporation or other entity in which the Co-obligor directly or indirectly possesses more than 50% (fifty percent) of its capital stock; and

(ii)	Permitted Collateral means:

(a)	any guarantee that covers stocks or receivables and related assets (not those described in subclause (c) below), relative to any obligations held by the Issuer and/or by the Co-obligor and by its Subsidiaries: (1) on short-term lines of credit/financing as per normal business activities; or (2) on any working capital loan,

(b)	guarantees whose sole purpose is to ensure payment, in full or in part, of the purchase price of an asset or acquired property, constructed or improved after the date of the signing of this Deed (or the cost of construction or improvement and any fee or expense related to said transaction, including the capital stock of any entity), provided that: (1) the aggregate principal amount of the debt secured by said encumbrances does not exceed the purchase price of the asset or of the acquired property, constructed or improved; (2) said guarantee does not encumber any asset or property that was not the asset or property then acquired, constructed or improved; and, also, that (3) there are others aside from those unimproved properties on the then constructed property, or the improvements set in place, and are bound to the asset or property for a period of 365 (three hundred and sixty-five) days, starting from the time of acquisition, construction or improvement of said asset or property;

(c)	guarantees on receivables and goods related to exports, imports or other commercial transactions or to any securitization transaction, provided that the aggregate amount of any receivables sold or transferred in said securitization transactions does not exceed: (1) in relation to the transactions related to the revenue from exports, 80% of consolidated net sales of the Issuer, and of the Co-obligor, and of the Subsidiaries; or (2) in relation to the transactions related to revenue from domestic sales, 80% of consolidated net sales within the country of operation of the Issuer, and of the Co-obligor, and of its Subsidiaries;

(d)	guarantees allowed for securing loans with the (1) Brazilian Development Bank BNDES or any other public development bank or credit institution; or (2) any insurer, bank or international import and export development agency;

(e)	guarantees in effect on the date of signing this Deed;

(f)	guarantees on goods or shares of capital stock or of any other entity at the moment in which said entity comes to belong to the economic group of the Issuer and/or of the Co-obligor and of its Subsidiaries, provided that said guarantee does not extend to any other property asset of said entity;

(g)	guarantees on goods at the moment in which such an entity or any of its subsidiaries acquire such goods, including any acquisition by merger with, or incorporation within, said entity or a subsidiary of said entity, provided that such guarantees do not extend to any other property asset of said entity;

(h)	guarantees that assure a debt or other obligations of a subsidiary of the Issuer and/or of the Co-obligor and of its Subsidiaries indebted to the Issuer and/or the Co-obligor or to a wholly-owned subsidiary of the Issuer and/or of the Co-obligor;

(i)	guarantees in favor of collateral or letters of credit, according to the request and the account of such an entity resulting from the regular course of business of the Issuer and/or of the Co-obligor and of its Subsidiaries;

(j)	guarantees assuring obligations resulting from hedge contracts unrelated to speculative purposes;

(k)	any guarantee extending, renewing or substituting (or successive extensions, renewals or substitutions ), wholly or in part, of any Permitted Collateral as laid out in subclauses (b), (d), (e), (f) or (g) above, provided that such a secured principal amount does not exceed the principal amount of the debt held at the time of extension, renewal or substitution and provided that such an extension, renewal or substitution is completely or partially limited to the property insured by the guarantee that was extended, renewed or substituted (plus improvements on said property); and

(l)	any guarantee not described in subclauses (a) through (k) above, provided that it assures debts which, excluding the debts held by other permitted collateral, do not exceed the principal aggregate amount equivalent to 15% (fifteen percent) of the Co-obligor’s Consolidated Net Tangible Assets.

(xi) acquisition of any new debt that depends on a negative pledge clause that is more restrictive that what is described in item (xi) of this clause 5.3.1.1, unless the Issuer guarantees the Debenture Holders of this Issuance the same rights of the new creditors by amending the Deed.

5.3.2 once the Debentures are set for early payment, the Fiduciary Agent must immediately send a registered letter (a) to the Issuer and to the Co-obligor, and a copy to the CETIP, and (b) to the Agent Bank reporting said event in order for the Issuer to pay the balance of the Unitary Nominal Value of the current Debentures, plus the Compensatory Interest and Late Charges, should there be any, calculating pro rata temporis as of the subscription date and full or final payment of the Compensatory Interest, depending on the case, by the date of its effective payment, within 5 (five) business days of the date of receiving the letter sent by the Fiduciary Agent.

5.3.3 the CETIP must be contacted at least 2 (two) days before the payment referred to in Clause 5.3.2 above is due.

5.3.4 should the Issuer not proceed with the redemption of the Debentures as stipulated in Clause 5.3.3 above, as well as the due Compensatory Interest, the Nominal Value of the Debentures and Late Charges will be added on, beginning from the date of accelerated maturity of the Debentures until the actual payment date, in accordance with Clause 4.9.3 above.

6.	ADDITIONAL OBLIGATIONS OF THE ISSUER AND THE CO-OBLIGOR

6.1 The Issuer is also obligated to:

(i)	provide the Fiduciary Agent with the following documents and information:

(a)	within 3 (three) months at the most after the end of every fiscal year, a copy of its complete financial statements relative to the respective fiscal year that has ended, as well as an independent auditor’s report;

(b)	within 30 (thirty) business days at the most after its implementation, copies of all the minutes of all general shareholder meetings and relevant facts;

(c)	copy of any correspondence or judicial or extrajudicial notification received by the Issuer involving an individual or aggregate value procedure equivalent to at least US$50,000,000.00 (fifty million dollars), within 30 (thirty) business days after offering some kind of reply, defense, challenge or counterclaim, depending on the case, along with respective copies; and

(d)	information regarding any of the events indicated in Clause 5.3.1.1 above immediately after they occur;

(ii)	proper disclosure of economic and financial data, as required by the provisions of the Brazilian Corporate Law, disclosing financial statements as required by existing legislation, especially by article 17 of CVM Instruction 476;

(iii)	full compliance with the obligations laid out in article 17 of CVM Instruction 476, listed below:

(a)	preparation of financial statements for the end of the fiscal year and, should it be the case, consolidated statements, in accordance with the Brazilian Corporate Law and with CVM regulation;

(b)	submission of financial statements for auditing by an auditor registered with the CVM;

(c)	disclosure of financial statements, along with notes and independent auditor’s report, on their website within 3 (three) months counting from the end of the fiscal year;

(d)	keep the documents mentioned in item (c) above on their website for a period of 3 (three) years;

(e)	observe the provisions of CVM Instruction no. 358 from January 03, 2002, as amended (“CVM Instruction 358”), in terms of confidentiality and trading prohibition;

(f)	disclosure on their website of the occurrence of material facts, as defined by article 2 of CVM Instruction 358, immediately informing the Intermediary Institution; and

(g)	to provide the information requested by the CVM and/or by the CETIP

(iv)	send the CETIP: (a) the information disclosed on the website laid out in paragraph (d) of subclause (iii) above; documents and information required by this entity within 1 (one) business day counting from the date of receiving notification in this regard;

6.2 In addition, the Intervenient Guarantor agrees to provide to the Trustee the following documents and information:

(i)	within at most 90 (ninety) days following the end of the each financial year, a copy of its complete financial statements relating to the respective financial year, supported by a report from independent auditors;

(ii)	information on any breaches by the Intervenient Guarantor, of any clauses, terms or conditions of this Deed, within up to 10 (ten) days from the date on which it becomes aware of said breach;

(iii)	bi–annual information regarding the maintenance, during the term of the Issue and provided that there are Debentures in circulation, of the Net Financial Debt to EBITDA ratio below or equal to 4.0 (four) times, pursuant to Clause 5.3.1.1 (x) above, based on the consolidated bi–annual financial statements of the Intervenient Guarantor;

(iv)	to refrain from engaging in operations beyond its corporate purpose, in compliance with the by–law, legal and regulatory provisions in force; and

(v)	to provide to the Trustee within at most 90 (ninety) days following the end of each financial year, or on the date of respective disclosure, whatever happens first, a copy of the statement regarding the calculation of the financial indices set forth under 5.3.1.1 (x) above, with the respective calculation log.

7	THE TRUSTEE

7.1 The Issuer hereby establishes and appoints SLW Corretora de Valores e Câmbio Ltda., as the trustee of this Issue, which expressly accepts the appointment to represent the Debenture Holders as a whole in relation to the Issuer (“Trustee”), pursuant to the legislation currently in effect and to this Deed.

7.2 The Issuer hereby declares that it has no connection with the Trustee which prevents it from fully discharging is duties.

The Trustee hereby declares:

(i)	under penalty of law, it has no legal impediment on holding the role granted thereto, as per article 66, §3, of the Law on Joint Stock Companies and article 10 of CVM Instruction 28, of November 23 1983, as altered (“CVM Instruction 28”);

(ii)	it accepts the role granted thereto, thereby fully undertaking the duties and powers set forth under specific legislation and in this Deed;

(iii)	it fully accepts this Deed and all respective clauses and conditions;

(iv)	it has no connection with the Issuer which prevents it from fully discharging its duties in relation to this Issue;

(v)	it is duly authorized to execute this Deed and fulfill its obligations set forth herein, having satisfied all of the legal and by–law requirements necessary for this purpose;

(vi)	it is duly qualified to engage in Trustee activities, pursuant to applicable regulations in effect;

(vii)	this Deed constitutes a legal, valid and binding obligation for the Trustee, enforceable in accordance with its terms and conditions;

(viii)	the execution of this Deed and the fulfillment of its obligations set forth herein do not violate any obligations undertaken previously by the Trustee;

(ix)	it verified the veracity of the information contained in this Deed;

(x)	it verified the compliant status of the establishment of the unsecured guarantee provided to the Debenture Holders, as well as its enforceability; and

(xi)	that it verified the observance, by the Issuer, of the issue limits set forth in the heading and paragraph 1 of article 60 of the Law on Joint Stock Companies, pursuant to Clause 3.8 above.

7.2.1 The Issuer in turn hereby declares that it has no connection with the Trustee which prevents it from fully discharging is duties.

7.3 In the event of absence and temporary impediments, waiver, intervention, liquidation, bankruptcy or any other reason for avoidance by the Trustee, a General Assembly of Debenture Holders (as defined below) shall be held within at most 30 (thirty) days from the event leading thereto in order to choose a new trustee, which may be convened by the Trustee itself to be replaced, by the Issuer, by Debenture Holders representing at least 10% (ten percent) of the Debentures in circulation or by the CVM.

7.3.1 In the event that convocation does not occur up to 15 (fifteen) days before the end of the time period mentioned under Clause 7.3 above, the Issuer shall be responsible for doing it.

7.3.2 The CVM may appoint a provisional replacement for the Trustee before the process to choose a new trustee has been completed.

7.3.3 If the Trustee cannot continue to discharge its duties on the basis of circumstances extraneous to this Deed, it must notify the Debenture Holders of this immediately, thereby requesting its replacement.

7.3.4 Following the close of the Debenture offering period, the Debenture Holders shall have the right to proceed with the replacement of the Trustee and with the indication of its replacement, at a meeting convened specially for this purpose.

7.3.5 The replacement of the Trustee shall be subject to prior notification of the CVM and to its response regarding compliance with the requirements set forth under article 8 of CVM Instruction 28 and any subsequent rules.

7.3.6 The permanent replacement of the Trustee must be the subject of an addendum to this Deed, which must be recorded with the JUCESP, where this Deed will be registered.

7.3.7 The Trustee shall commence discharging its duties from the date of signing of this Deed or of any addendum relating to respective replacement. It shall continue discharging its duties until its actual replacement or fulfillment of all of its obligations under this Deed and legislation in force.

7.3.8 The rules and precepts of the CVM shall apply to cases of replacement of the Trustee.

7.4 Besides others set forth under law or under a regulatory instrument of the CVM, the following constitute duties and powers of the Trustee:

(i)	protecting the rights and interests of the Debenture Holders, adopting in the discharge of its duties the care and diligence which any active and prudent person commonly adopts in the administration of his own assets;

(ii)	resigning from its duties if a conflict of interest or another reason for unfitness arises;

(iii)	keeping in safe custody all records, correspondence and other papers relating to the discharge of its duties;

(iv)	verifying, at the time of accepting the role, the veracity of the information contained in this Deed, endeavoring in order to cure omissions, mistakes or flaws of which it has knowledge;

(v)	undertaking, with the competent bodies, if the Issuer does not do so, the registration of this Deed and any addendums, thereby curing any gaps and irregularities existing therein. In this case, the registrar of the registry shall notify the management of the Issuer for it to provide thereto the necessary information and documents;

(vi)	monitoring the observance of the frequency in the provision of obligatory information, thereby alerting the Debenture Holders regarding any omissions or untruths contained in said information;

(vii)	issuing an opinion on the sufficiency of the information contained in any proposals to modify the conditions of the Debentures, if necessary;

(viii)	verifying the compliant nature of the unsecured guarantee provided to the Debenture Holders, as well as its enforceability;

(ix)	requesting, when deemed necessary for the faithful discharge of its duties, up–to–date certificates from civil court clerks, from Public Finance Courts, protest notaries, employment courts and Public Finance prosecutor’s office of the location where the Issuer is based;

(x)	requesting, when deemed necessary, extraordinary auditing on the Issuer, at its expense. Said request must be supported by a detailed report providing grounds and proven justification of the need for performing said auditing, whose costs must be borne by the Issuer;

(xi)	convening, when necessary, a General Assembly of Debenture Holders (as defined below), through an announcement published at least 3 (three) times as per Clause 4.10 above;

(xii)	attending the General Assembly of Debenture Holders (as defined below) so as to provide the information solicited therefrom and sending to CETIP, on the same day as the General Assembly of Debenture Holders (as defined below), a summary of the resolutions passed and, within 10 (ten) days, a copy of the minutes of said meeting;

(xiii)	drafting a report intended for the Debenture Holders, pursuant to article 68, §1, subsection b, of the Law on Joint Stock Companies, which must contain at least the following information:

(a)	any omission or untruth of which the same has knowledge, contained in the information disclosed by the Issuer, or, furthermore, a breach or delay in the obligatory provision of information by the Issuer;

(b)	by–law amendments occurring during the period;

(c)	comments on the financial statements of the Issuer, focusing on economic and financial indicators and the capital structure of the Issuer;

(d)	status of the offering or placement of Debentures in the market;

(e)	amortization of the Face Value and payment of Conventional Interest of Debentures realized during the period, as well as acquisitions and sales of Debentures carried out by the Issuer;

(f)	monitoring of the allocation of funds raised through the Issue, in accordance with the date obtained from the directors of the Issuer;

(g)	list of the assets and securities delivered to the management thereof;

(h)	compliance with other obligations undertaken by the Issuer in this Deed; and

(i)	declaration on its fitness to continue holding the role of Trustee;

(xiv)	providing the report mentioned under item (xiii) to the Debenture Holders within the maximum time limit of 4 (four) months from the close of the financial year of the Issuer, at least at the following locations:

(a)	at the offices of the Issuer;

(b)	at its office or at a location indicated by the Trustee;

(c)	at the CVM; and

(d)	at the offices of the Intermediary Institution in the event that the time limit for submitting the report expires before the end of the time limit for offering the Debentures;

(xv)	sending notice to the Debenture Holders that the report is available at the locations indicated under item (xiv) above;

(xvi)	keeping up–to–date the list of Debenture Holders and their addresses, including through operations with the Issuer, the Custodian Agent and CETIP;

(xvii)	coordinating the selection of Debentures to be amortized or redeemed early, if necessary;

(xviii)	auditing the fulfillment of the clauses contained in this Deed, especially of those which establish obligations to do and not to do;

(xix)	notifying the Debenture Holders, if possible individually, within at most 5 (five) days, on awareness of any breach, by the Issuer, of the obligations undertaken through this Issue, thereby indicating the location where it shall provide additional clarifications to the interested parties. A notification with identical content must be sent to the CVM and to CETIP;

(xx)	verifying the observance, by the Issuer, of the issue limits set forth in article 60 of the Law on Joint Stock Companies; and

(xxi)	verifying the maintenance of the compliant status and enforceability of the guarantee provided.

7.4.1 In addition, it must be highlighted that the Trustee shall not be obligated to undertake any verification of veracity on corporate resolutions and on management documents of the Issuer or on any document or record which it deems authentic and which has been, or may be, sent by the Issuer or its employees, in order to justify its decisions. Furthermore, under no circumstance shall it be responsible for drafting said documents. It shall remain a legal and regulatory obligation for the Issuer to draft them, pursuant to applicable legislation.

7.5 The Trustee shall make use of any judicial or extrajudicial proceedings against the Issuer for the protection and defense of the common interests of the Debenture Holders and for the recovery of respective receivables. In the event of breach by the Issuer, pursuant to this Deed, it must:

(i)	declare, in compliance with the conditions of this Deed, the Debentures as having reached maturity early and charge the principal and accessory amounts according to the specified conditions;

(ii)	enforce the unsecured guarantee, thereby applying the product in the full or proportional payment of the Debenture Holders;

(iii)	apply for the bankruptcy of the Issuer;

(iv)	take all measures for the recovery of the receivables of the Debenture Holders; and

(v)	represent the Debenture Holders in bankruptcy proceedings, court–supervised and extrajudicial reorganization and/or extrajudicial liquidation and/or insolvency of the Issuer and/or of the Intervenient Guarantor, if necessary.

7.6 The Trustee shall only exempt itself from liability for the failure to adopt the measures mentioned under Clauses 7.5(i) to (iv) above if, having convened a General Assembly of Debenture Holders (as defined below), the latter authorizes it, on the basis of a unanimous resolution by Debentures in circulation. However, a resolution by the majority of the Debentures in circulation shall be sufficient which such circumstance refers to the provisions of Clause 7.5(v) above.

7.7 The Issuer shall owe to the Trustee fees for the discharge of the duties and powers under its responsibility, pursuant to the legislation in effect and this Deed, corresponding to annual remuneration of BRL 15,000.00 (fifteen thousand Brazilian Reais). The first payment shall be owed on the 5th (fifth) working day following the subscription and paying in of the Debentures, and the remaining payments, on the same dates in subsequent years.

7.7.1 In the event of cancellation or redemption of the entirety of the Debentures in circulation, the Trustee shall only be entitled to remuneration calculated pro rata temporis based on the actual provision of the services. It must return to the Issuer the difference between the remuneration received and what it is entitled to.

7.7.2 The payment of the remuneration of the Trustee shall be carried out by crediting the checking account to be indicated by the Trustee.

7.7.3 The remuneration owed to the Trustee pursuant to Clause 7.7 above shall be updated annually according to the shortest frequency permitted under applicable legislation, based on the Broad National Consumer Price Index – IPCA, or in the absence thereof, based on the index replacing it, starting from the date of payment of the 1st (first) installment mentioned under Clause 7.7 until the date of payment of each installment, calculated pro rata temporis if necessary.

7.7.4 The fees owed by the Issuer as a result of the provision of the Trustee’s services as mentioned under Clause 7.7 shall be increased by the following taxes: (i) ISS (Tax on services of any nature); (ii) PIS (Contribution to the Social Integration Program); (iii) COFINS (Contribution for the Funding of Social Security), at the current rates corresponding to the system of taxation on actual profit by the financial institutions on the respective payment dates, such that said amounts indicated in this Deed correspond to the net amounts of these taxes applying to the provision of trustee services by the financial institutions; and (iv) any other taxes applying to said fees, except IR (Income Tax) according the current rates on the dates of each payment.

7.7.5 It is hereby established that, in the event that the Trustee is replaced, the replaced party must pass on the proportional portion of the initially received remuneration without the consideration of the provided service, calculated on a pro rata temporis basis, from the date of payment of the remuneration until the date of actual replacement, to the replacement trustee, as remuneration for the service to be provided by the latter. The replacement trustee shall be entitled to the same remuneration due to the Trustee, calculated as a proportion to the remaining service provision time, except if decided upon differently in a General Assembly of Debenture Holders (as defined below).

7.7.6 The remuneration owed to the Trustee pursuant to Clause 7.7 above shall be owed even after the maturity of the Debentures, in the case of adoption, by the Trustee, of the procedures listed under applicable legislation or in the Deed to bring about the early maturity of the Debentures.

7.8 On the basis of prior approval, the Issuer shall compensate the Trustee for all expenses which it proves to have incurred to protect the rights and interests of the Debenture Holders or to recover respective receivables.

7.8.1 The compensation mentioned under Clause 7.8 above shall be carried out within up to 10 (ten) working days following the delivery to the Issuer of the supporting documents for the expenses actually incurred and necessary for protecting the rights of the Debenture Holders.

7.8.2 In the event of breach by the Issuer, all of the expenses from legal proceedings, including administrative ones, which the Trustee incurs in order to safeguard the interests of the Debenture Holders must be approved in advance and advanced by the Debenture Holders and, subsequently, as set forth under applicable legislation, indemnified by the Issuer.

7.8.3 Said expenses to be advanced by the Debenture Holders also include expenses from lawyers’ fees of third parties, deposits, court costs and fees from lawsuits brought by the Trustee or resulting from actions brought against the latter as to the discharge of the duties thereof, or further which cause thereto losses or financial risks, as a representative of the Debenture Holders as a whole.

7.8.4 Any expenses, deposits and court costs resulting from defeat in lawsuit shall also be borne by the Debenture Holders, as well as the remuneration and reimbursable expenses of the Trustee, in the event that the Issuer remains in breach with relation to the payment thereof for a period greater than 60 (sixty) days. The Trustee may request an advance guarantee from the Debenture Holders to cover the risk of defeat.

7.8.5 The expenses mentioned under Clause 7.8 above shall also include those incurred from:

(i)	the publication of reports, notices and notifications, as set forth in this Deed, and others which may be required under applicable regulations;

(ii)	obtaining certificates;

(iii)	travel between states of the federation and respective accommodation, when necessary for discharging duties and duly proven; and

(iv)	any additional, special or expert investigations which become necessary, if omissions and/or confusion occurs as to the information relating to the specific interests of the Debenture Holders.

7.8.6 The receivables of the Trustee on the basis of expenses incurred to protect the rights and interests or to recover the receivables of the Debenture Holders which have not been settled as established herein shall be added to the debt of the Issuer and shall have preference over the Debentures in the order of payment.

8.	THE GENERAL ASSEMBLY OF DEBENTURE HOLDERS

8.1 The Debenture Holders may, at any time, hold a meeting so as to deliberate on matters of interest to the Debenture Holders as a whole (“General Assembly of Debenture Holders”).

8.2 As well as the provisions of this Deed, the provisions of the Law on Joint Stock Companies regarding general shareholders’ meetings shall bear upon the General Assembly of Debenture Holders, as applicable.

8.3 General Meetings of Debenture Holders may be convened (i) by the Trustee, (ii) by the Issuer, (iii) by Debenture Holders representing at least 10% (ten percent) of the Debentures in circulation or (iv) by the CVM.

8.3.1 Debentures in circulation are understood as those issued by the Issuer (i) which have not been amortized, redeemed or liquidated and removed, (ii) those possessed by the Issuer in the treasury, or (ii) those held by the controlling shareholder or its directors.

8.4 General Meetings of Debenture Holders shall be constituted, at the first convocation, with the presence of Debenture Holders representing at least half the Debentures in circulation, and, at the second convocation, with any number of Debenture Holders.

8.5. The attendance of legal representatives of the Issuer shall be permitted at General Meetings of Debenture Holders.

8.6 The Trustee must attend the General Assembly of Debenture Holders and provide the information requested therefrom to the Debenture Holders.

8.7 General Meetings of Debenture Holders shall be chaired by the Debenture Holder elected by the Debenture Holders or by the person designated by the CVM.

8.8 In deliberations in General Meetings of Debenture Holders, each Debenture shall be entitled to one vote. Resolutions shall be passed based on the majority of the attendees, except when of another form set form in this Deed and in the cases of time limits, amount and form of remuneration of the Debentures, amortization and/or redemption or in the case of the declaration of early maturity by the Trustee, which shall depend on the approval of 2/3 (two thirds) of the Debentures in circulation.

8.8.1 The alteration of the qualified quorum set forth in this Deed shall depend on the approval of 90% (ninety percent) of the Debentures in circulation.

8.8.1.2 For the purpose of establishing a quorum for constitution and deliberation as mentioned under Clause 8, Debentures in circulation shall only be considered as those Debentures issued by the Issuer which have not yet been redeemed and/or liquidated. Debentures possessed by the Issuer in the treasury, or which belong to its parent company or to any of its subsidiaries and affiliates, as well as respective directors or board members and respective relatives, extending up to siblings and grandparents, and respective spouses thereof, must be excluded from the number of said Debentures.

8.8.1.3 Within the scope of their respective legal authority, in compliance with the quorums established in this Deed, resolutions passed by the Debenture Holders shall be existent, valid and effective in relation to the Issuer and shall bind all of the owners of Debentures, regardless of having attended the General Assembly of Debenture Holders or of the vote cast in the respective Meeting.

9.	DECLARATIONS AND GUARANTEES OF THE TRUSTEE

9.1 The Trustee hereby declares and guarantees to the Issuer that:

(i)	it is duly authorized to execute this Deed and fulfill its obligations set forth herein, having satisfied all of the legal and by–law requirements necessary for this purpose;

(ii)	the execution of this Deed and the fulfillment of its obligations set forth herein do not violate any obligations undertaken previously by the Trustee;

(iii)	this Deed constitutes a legal, valid and binding obligation for the Trustee, enforceable in accordance with its terms and conditions;

(iv)	that the person representing it in the signing of this Deed has sufficient powers for such;

(v)	under penalty of law, it has no legal impediment, as defined in article 66, §3, of the Law on Joint Stock Companies and in article 10 of CVM Instruction 28, in order to hold the role granted thereto;

(vi)	it accepts the role granted thereto, thereby fully undertaking the duties and powers set forth under specific legislation and in this Deed;

(vii)	it fully accepts this Deed, as to all respective clauses and conditions;

(viii)	it is duly qualified to undertake Trustee activities, pursuant to applicable regulations in force; and

(ix)	it verified, when accepting the role, the veracity of the information contained in this Deed, endeavoring so as to cure all omissions, mistakes or flaws of which it had knowledge.

10.	DECLARATIONS AND GUARANTEES OF THE ISSUER AND INTERVENIENT GUARANTOR

10.1 The Issuer hereby declares and guarantees that:

(i)	it is a duly formed, private, joint stock company, validly existing and in compliant status as to the laws of Brazil and other countries in which the Issuer has branches or representation offices. It addition, it is duly authorized to engage in the activities described in its corporate purpose;

(ii)	it is duly authorized to execute this Deed and fulfill all of the obligations set forth, having satisfied all of the legal, contractual and by–law requirements necessary for such;

(iii)	the execution of this Deed and the fulfillment of the obligations set forth herein do not violate any obligation previously undertaken by the Issuer;

(iv)	the persons representing it in the signing of this Deed have sufficient powers for such;

(v)	the execution of this Deed and the placement of the Debentures do not violate any legal provisions, or any contract or instruments of which the Issuer is a party, and shall not result in: (a) the early expiration of any obligation established under any of said contracts or instruments; (b) the creation of any burden on any assets or property of the Issuer, except for those already existing on today’s date; or (c) the rescission of any of these contracts or instruments;

(vi)	no registration, consent, authorization, approval, license, order or classification in relation to any governmental authority or regulatory body is required for the fulfillment, by the Issuer, of the obligations pursuant to this Deed and to the Debentures, or for completing the Issue, except the registration of the Deed with the JUCESP and the recording of the debentures with CETIP;

(vii)	it has no connection with the Trustee which prevents it from fully discharging its duties in relation to this Issue;

(viii)	it has no knowledge of facts which prevent the Trustee from fully discharging its duties, pursuant to the Law on Joint Stock Companies and other applicable provisions, including of a regulatory nature;

(ix)	it shall keep its assets adequately insured, as per the practices usually adopted by the Issuer;

(x)	its financial, economic and asset situation, on the date of making this declaration, has not undergone any significant alteration which may affect its solvency in an adverse manner;

(xi)	it is completely aware and fully agrees with the form of disclosure and calculation of the DI Rate, published by CETIP, and that the method of calculating the remuneration of the Debentures was calculated based on its free will;

(xii)	the financial statements of the Issuer, dated December 31, 2008 and 2009, correctly represent the asset and financial status of the Issuer on said dates and were duly drafted in conformance with the fundamental accounting principles of Brazil and correctly reflect the assets, liabilities and contingencies of the Issuer;

(xiii)	it shall fulfill all obligations undertaken pursuant to this Deed, including, but not limited to the obligation to allocate the funds obtained from the Issue to the purposes set forth under Clause 3.7 above;

(xiv)	subject to the fact that any non–fulfillment (whether individual or aggregate) may not be reasonably considered as something that will cause an adverse material consequence (“Adverse Material Consequence”), it is in compliance with environmental legislation and the relevant environmental licenses applicable to the running of its business and to the maintenance of its properties, and it possesses on today’s date all of the relevant authorizations and licenses required for running its business.

For the purposes of this item (xiv) of Clause 10.1, Adverse Material Consequence means an adverse material consequence: (i) as to the business, conditions (whether financial or of another sort), operations, performance or properties of the Issuer; (ii) as to the capability of the Issuer to perform its obligations relating to the Issue; or (iii) as to the rights and/or measures and actions of the Issuer (in the event of any Adverse Material Consequence, any available and applicable insurance policies, indemnity and claims must be recorded (to the corresponding extent), once the nature and the value have been considered, as well as the probability of recovery from said insurance policy, indemnity and/or claims); and

(xv)	except in cases in which, based on good faith, there is a discussion on the applicability of the law, rule or regulation in an administrative forum or in court, it is in compliance with all laws, regulations, administrative rules and orders of governmental bodies, government agencies or courts applicable to the running of its business and which are relevant to the performance of its activities, thereby adopting preventative or remedial measures and actions intended to avoid or correct any environmental harm resulting from engagement in the activities described in its corporate purpose.

10.2.1 The Intervenient Guarantor hereby declares and guarantees that:

(i)	it is duly authorized to execute this Deed and fulfill all of the obligations set forth, having satisfied all of the legal, contractual and by–law requirements necessary for such;

(ii)	it is a company duly organized, formed and existent, in accordance with Brazilian laws, under the form of a private joint stock company, as well as that it is duly authorized to engage in the activities described in its corporate purpose;

(iii)	the pledge given hereunder constitutes a legal, valid and binding obligation for the Intervenient Guarantor, enforceable in accordance with its terms and conditions;

(iv)	the execution of this Deed and the pledge established hereunder do not violate any legal provision, order, decision or administrative or court judgment, contract or instrument of which the Intervenient Guarantor is a party, and shall not result in (a) the early expiration of any obligation established under any of said contracts or instruments, (b) the creation of any burden on any assets or property of the Intervenient Guarantor or any of its parent companies, or (c) the rescission of any of these contracts or instruments; and

(v)	(i) the Pledge mentioned under Clause 4.11.1 has been duly authorized by its competent corporate bodies, and (ii) all of the authorizations necessary for giving the Pledge have been obtained and are in full effect.

11. GENERAL PROVISIONS

11.1 Communications to be sent by any of the Parties pursuant to this Deed must be forwarded to the following addresses:

(i) For the Issuer:

VOTORANTIM CIMENTOS S.A.

Praça Prof. José Lannes, no. 40, 9° andar

São Paulo – SP

04571–100

Attn.: Mr. José Carvalho de Miranda // Lorival Nogueira Luz Júnior

Telephone: (11) 3704–3508 // (11) 3704–3351

Fax: (11) 3079–9345 // (11) 3167–1550

e–mail: joao.miranda@vpar.com.br // lorival.luz@vpar.com.br

(ii) For the Trustee:

SLW CORRETORA DE VALORES E CÂMBIO LTDA.

Rua. Dr. Renato Paes de Barros, no. 717, 6° & 10° andares

São Paulo – SP

04530–001

Attn.: Mr. Gregoli Pedroso Tasso

Telephone: (11) 3048–9915

Fax: (11) 3048–9910

e–mail: gregoli@slw.com.br

(iii) For the Intervening Guarantor:

VOTORANTIM INDUSTRIAL S.A.

Rua Amauri, no. 255, 13° andar, conj. “A”

São Paulo – SP

01448–000

Attn.: Mr. José Carvalho de Miranda // Lorival Nogueira Luz Júnior

Telephone: (11) 3704–3508 // (11) 3704–3351

Fax: (11) 3079–9345 // (11) 3167–1550

e–mail: joao.miranda@vpar.com.br // lorival.luz@vpar.com.br

(iv) For the Agent Bank and Custodian Agent:

BANCO BRADESCO S.A.

Cidade de Deus, S/N, Prédio Amarelo, 2° Andar

Osasco – SP

06029–900

Attn.: Mr. Marcelo Ronaldo Poli

Tel.: (11) 3684–7654

Fax: (11) 3684–5645

E–mail: 4010.mpoli@bradesco.com.br

(v) For CETIP:

CETIP S.A. – ORGANIZED OVER–THE–COUNTER MARKET FOR ASSETS AND DERIVATIVES

Av. República do Chile, no. 230, 11° andar

Rio de Janeiro – RJ

20031–170

Telephone: (21) 2276–7474

Fax: (21) 2252–4308 / 2262–5481

or

Av. Brigadeiro Faria Lima, no. 1663, 4° andar

São Paulo – SP

01452–001

Attn.: Securities Management

Telephone: (11) 3111–1596

Fax: (11) 3115–1564

e–mail: gr.debentures@cetip.com.br

11.1.2 Communications shall be considered delivered when received with registration or with “confirmation of receipt” issued by the mail service and even by a telegram sent to the above addresses.

11.1.3 Communications made by fax or e–mail shall be considered delivered on the date of respective sending, provided that respective receipt is confirmed through a report (receipt issued by the machine used by the sender). The respective originals must be forwarded to the addresses above within up to 5 (five) working days following the sending of the message.

11.1.4 The change of any of the above addresses must be communicated to all of the Parties by the Issuer.

11.2 Except when set forth expressly in a different manner in this Deed, “working day” is understood as any day of the week, except Saturdays, Sundays and national public holidays or in the City of São Paulo. When the indication of a time period counted per day in this Deed is not accompanied by the indication of “working day,” it is understood that the time period is counted based on calendar days.

11.3 The waiver of any of the rights arising under this Deed shall not be presumed. In this manner, no delay, omission or gratuity in the exercise of any right or power applying to the Debenture Holders by virtue of any breach by the Issuer shall harm the exercise of such right or power, or shall be interpreted as the waiver thereof. In addition, the same shall not constitute a novation or modification concerning any other breach or delay.

11.4 If any of the provisions approved hereunder is deemed illegal, invalid or ineffective, the remaining provisions unaffected by said judgment shall prevail. The Parties agree, in good faith, to replace the affected provisions with others, which, to the extent possible, produce the same effect.

11.5 The Laws of the Federal Republic of Brazil shall govern this Deed.

11.6 This Deed and the Debentures constitute documents valid to commence an extrajudicial enforcement process pursuant to subsections I and II of article 585 of the Code of Civil Procedure. The Parties hereby acknowledge that, regardless of any other applicable measures, the obligations undertaken pursuant to this Deed require specific performance and they subject themselves to the provisions of articles 632 et seq. of the Code of Civil Procedure, without prejudice to the right to declare the early maturity of the Debentures, pursuant to this Deed.

11.7 This Deed is signed irrevocably and cannot be retracted, binding the Parties and their successors.

12. JURISDICTION

12.1 The Court of the City of São Paulo, State of São Paulo, is hereby elected to settle any disputes or controversies arising under this Deed, with the waiver of any other, regardless of how privileged it may be or become.

It witness whereof, the Parties hereby sign this Deed, in 3 (three) copies of identical content and format, in the presence of 2 (two) witnesses.

****

São Paulo, September 27, 2010.

[signature page for the Private Deed Instrument of the 2nd Issue of Simple Debentures, Not Convertible into Shares, in a Single Series, of Unsecured Form, with an Unsecured Guarantee, for Public Offering with Restricted Placement Efforts, for Votorantim Cimentos S.A., executed on September 27, 2010.]

/s/ Sergio Duarte Pinheiro		/s/ Lorival Nogueira Luz Júnior
VOTORANTIM CIMENTOS S.A.
By:	Sergio Duarte Pinheiro	By:	Lorival Nogueira Luz Júnior
Position:	Attorney–in–fact	Position:	Attorney–in–fact

/s/ Felipe Coimbra Aloi André		/s/ Gregoli Pedroso Tasso
OLIVEIRA TRUST DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS

By:	Felipe Coimbra Aloi André	By:	Gregoli Pedroso Tasso
Position:	Compliance Office – SLW CVC Ltda.	Position:	Trustee Dept. – SLW CVC LTDA.

/s/ Sergio Duarte Pinheiro		/s/ Lorival Nogueira Luz Júnior
VOTORANTIM INDUSTRIAL S.A.
By:	Sergio Duarte Pinheiro	By:	Lorival Nogueira Luz Júnior
Position:	Attorney–in–fact	Position:	Attorney–in–fact

Witnesses:

1:	/s/ Christiane Vila Nova Camargo	2:	/s/ Falvio Mendes de Sousa
Name:	Christiane Vila Nova Camargo	Name:	Falvio Mendes de Sousa
ID Card:	32.798.248–2	ID Card:	32.493.835–4